Exhibit 99.1

              VALENCE TECHNOLOGY APPOINTS DR. JAMES AKRIDGE AS CEO

    INDUSTRY VETERAN BRINGS WEALTH OF DEVELOPMENT AND OPERATIONAL EXPERIENCE

AUSTIN, TEXAS - JULY 13, 2005 - Valence Technology Inc. (Nasdaq:VLNC), developers of Saphion(R) technology, the first commercially available, safe, phosphate-based lithium-ion battery technology, today announced the appointment of Dr. James Akridge as chief executive officer (CEO). A veteran in the global battery industry, he has a successful track record in general management as well as deep technical battery expertise. Akridge will also be appointed to Valence Technology's board of directors.

Akridge succeeds Stephan Godevais, who has transitioned Valence from a company focused on research and development into a company that has successfully developed, produced and marketed breakthrough products in the battery industry. Godevais will remain as chairman of the board of Valence Technology for a transition period, working closely with Akridge and the executive team. Following the transition period, Godevais will act as an advisor to the company.

"Stephan's vision and strategic direction have had a significant impact not only on Valence, but on the battery industry as well. The board and I have great admiration for him and his accomplishments, especially in light of the personal challenges he and his family have faced since his wife passed more than two years ago. We appreciate Stephan's dedication in bringing Valence to its current stage, as he approached us a year ago regarding the need for a potential replacement. It is now the opportune time for this transition to take place. Moving forward, Jim's operational and technical expertise will be a key asset to drive the execution of Valence's business plan," said Carl E. Berg, a director and principal stockholder of Valence Technology Inc.

"We're very fortunate to have attracted to Valence someone of Jim's caliber," said Stephan Godevais, chairman of the board of Valence Technology Inc. "His extensive experience in management, R&D and operations will be of tremendous benefit to the company as it progresses to the next stage of growth."

Akridge brings to Valence more than 25 years of experience in the battery industry. He most recently served as the chief technology officer at Sion Power Corporation, makers of rechargeable lithium sulfur batteries, where he had responsibility for all research and development operations, global intellectual property licensing, technology partnerships and joint ventures. Prior to this, he worked for 20 years at Energizer Holdings, Inc., where he held various management positions in research, development and operations. While there, he successfully transitioned lithium-ion technology from the laboratory to production and managed the transfer of various technologies to the Asia Pacific region.

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"Over the past three years, Valence has proven the viability of Saphion technology and its broad market appeal. The company is rapidly gaining traction by winning new customers and replacing older battery technologies in large-format applications, which cannot be served by traditional lithium-ion technology due to safety concerns," said Dr. James Akridge, CEO of Valence Technology Inc. "I very much look forward to joining Valence's seasoned management team and leading the company in leveraging its technology, solidifying a strong market position and continuing to innovate ahead of the industry."

Akridge holds bachelor's and master's degrees in chemistry from California State University-Fresno and a Ph.D. in electrochemistry from University of California-Santa Barbara. He also has postdoctoral research experience in x-ray crystallography at the University of Colorado-Boulder.

In separate news issued today, Valence Technology confirmed revenue guidance of approximately $3.2 million for the first fiscal quarter of 2006 and raised expectations for revenue guidance for the second fiscal quarter of 2006 to a range of $4.5 million to $5.5 million.

ABOUT VALENCE TECHNOLOGY INC.
Valence Technology is a leader in the development and commercialization of Saphion(R) technology, the industry's first commercially available, safe, large-format lithium-ion rechargeable battery technology. Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion technology and Lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Suzhou and Shanghai, China. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the Internet at www.valence.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year; the level and pace of expansion of our manufacturing capabilities; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the effects of competition; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.


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MEDIA CONTACT:                            INVESTOR CONTACT:                       READER CONTACT:
Lois Paul Partners, LLC                   Valence Technology, Inc.                Valence Technology, Inc.
Daphne Kent                               investor@valence.com                    info@valence.com
daphne_kent@lpp.com                       512-527-2921                            888-825-3623
512-638-5305

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